Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Magnum Hunter Resources Corp. of our report dated March 31, 2010, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Magnum Hunter Resources Corp. for the year ended December 31, 2009.

/s/ HEIN & ASSOCIATES LLP
Dallas, Texas
October 7, 2010